                                                                 Morgan Stanley
                                                                 Charter Series

       June 2004
       Monthly Report

This Monthly Report supplements the Charter Funds' Prospectus dated April 28, 2004.

                                                          Issued: July 30, 2004

[LOGO] Morgan Stanley

MORGAN STANLEY CHARTER SERIES

HISTORICAL FUND PERFORMANCE

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. Past performance is no guarantee of future results.

                                                                                             INCEPTION-  COMPOUND
                                                                                              TO-DATE   ANNUALIZED
                   1994    1995 1996 1997 1998   1999    2000  2001    2002   2003    2004     RETURN     RETURN
FUND                %       %    %    %    %      %       %     %       %      %       %         %          %
------------------------------------------------------------------------------------------------------------------
Charter Campbell    --      --  --    --  --      --      --    --     (4.2)  16.3     1.6      13.2        7.3
                                                                     (3 mos.)       (6 mos.)
------------------------------------------------------------------------------------------------------------------
Charter MSFCM...   (7.3)   21.9 4.0  26.2 5.1    (9.2)   23.8  (3.3)   29.1   (5.1)  (19.1)     67.6        5.1
                 (10 mos.)                                                          (6 mos.)
------------------------------------------------------------------------------------------------------------------
Charter Graham..    --      --  --    --  --      2.9    22.0   9.7    36.8   16.1   (10.9)     95.0       13.3
                                               (10 mos.)                            (6 mos.)
------------------------------------------------------------------------------------------------------------------
Charter Millburn    --      --  --    --  --     (7.2)   12.1 (11.3)   21.1   (0.6)  (14.6)     (5.1)      (1.0)
                                               (10 mos.)                            (6 mos.)
------------------------------------------------------------------------------------------------------------------

DEMETER MANAGEMENT CORPORATION

825 Third Avenue, 9/th/ Floor
New York, NY 10022
Telephone (212) 310-6444

Morgan Stanley Charter Series
Monthly Report
June 2004

Dear Limited Partner:

 The Net Asset Value per Unit for each of the four Morgan Stanley Charter Series Funds as of June 30, 2004 was as follows:

                                                                 % CHANGE FOR
  FUND                                                    N.A.V.    MONTH
  ---------------------------------------------------------------------------
  Charter Campbell                                        $11.32    -3.59%
  ---------------------------------------------------------------------------
  Charter MSFCM                                           $16.76    -8.15%
  ---------------------------------------------------------------------------
  Charter Graham                                          $19.50    -4.86%
  ---------------------------------------------------------------------------
  Charter Millburn                                         $9.49    -4.69%
  ---------------------------------------------------------------------------

 Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates.

 The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

 Limited Partners are advised of the following changes to the Board of Directors of Demeter Management Corporation (the "General Partner"), effective June 21, 2004:

 Jeffrey D. Hahn resigned the position of Chief Financial Officer and Director of the General Partner.

 Todd Taylor, age 41, is a Director of the General Partner. Mr. Taylor began his career with Morgan Stanley in June 1987 as a Financial Advisor in the Dallas office. In 1995, he joined the Management Training Program in New York and was appointed Branch Manager in St. Louis in 1997. Three years later, in 2000, Mr. Taylor was appointed to a newly created position, Director of IIG Learning and Development, before becoming the Director of IIG Strategy in 2002. Most recently, Mr. Taylor has taken on a new role as the High Net Worth Segment Director. Currently a member of the firm's E-Learning Council, Mr. Taylor is also a current member of the Securities Industry/Regulatory Council on Continuing Education.

 William D. Seugling, age 34, will become a Director of the General Partner once he has registered with the NFA as a principal, which registration is currently pending. Mr. Seugling is an Executive Director at Morgan Stanley and currently serves as Director of Client Solutions for US Private Wealth Management. Mr. Seugling joined Morgan Stanley in June 1993 as an Associate in Equity Structured Products having previously worked in research and consulting for Greenwich Associates from October 1991 to June 1993. Since 1994, he has focused broadly on analysis and solutions for wealthy individuals and families culminating in his current role within the division. He was named Vice President in 1996 and an Executive Director in 1999. Mr. Seugling graduated cum laude from Bucknell University with a B.S. in Management and a concentration in Chemistry.

 Kevin Perry, age 35, will become the Chief Financial Officer of the General Partner once he has registered with the NFA as a principal, which registration in currently pending. He currently serves as an Executive Director and Controller of Client Solutions at Morgan Stanley. Mr. Perry joined Morgan Stanley in October 2000 and is also Chief Financial Officer of Morgan Stanley Trust National Association, Van Kampen Funds Inc. and Morgan Stanley Distribution, Inc. Prior to joining Morgan Stanley, Mr. Perry worked as an auditor and consultant in the financial services practice of Ernst & Young from October 1991 to October 2000. Mr. Perry received a B.S. degree in Accounting from the University of Notre Dame in 1991 and is a Certified Public Accountant.

 These changes to the Board of Directors of the General Partner do not affect the day-to-day trading of the Partnerships.

 Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 825 Third Avenue, 9th Floor, New York, NY 10022 or your Morgan Stanley Financial Advisor.

 I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

Sincerely,
/s/ Jeffrey A. Rothman
Jeffrey A. Rothman
Chairman and President
Demeter Management Corporation
General Partner for
Morgan Stanley Charter Campbell L.P.
Morgan Stanley Charter MSFCM L.P.
Morgan Stanley Charter Graham L.P.
Morgan Stanley Charter Millburn L.P.

CHARTER CAMPBELL

                                    [CHART]

                     Month ended           YTD ended
                    June 30, 2004         June 30, 2004
                 ------------------    ------------------
Currencies            -1.47%                 2.45%
Interest Rates        -0.65%                 7.06%
Stock Indices         -0.08%                -1.95%
Energies              -0.58%                 2.09%
Metals                -0.02%                -0.20%

Note:Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:
.. The currency markets continued to prove difficult as losses were experienced primarily from long positions in the British pound versus the U.S. dollar as the dollar reversed higher later in the month amid the release of strong
   U.S. consumer confidence data. Short Canadian dollar positions versus the U.S. dollar also resulted in losses as the value of the Canadian dollar rose on expectations that the Bank of Canada would join the U.S. Federal Reserve in tightening interest rates. Short positions in the euro versus the U.S. dollar resulted in smaller losses at month-end.

.. Losses were also incurred from short positions in European interest rate futures as prices rallied on weaker-than-expected U.S. economic reports and diminished expectations for the U.S. Federal Reserve to maintain an aggressive interest rate tightening policy.

.. Within the energy markets, a portion of previously recorded profits was given back by losses recorded from long futures positions in crude oil and its related products as prices reversed lower. The decrease in prices began following news that OPEC would move to increase its daily production quota. Further price decreases occurred after the U.S. Energy Information Administration reported that crude oil stocks increased to their highest level in nearly two years. Later in the month, prices dropped to two-month lows as Saudi Arabia signaled its readiness to cover any production shortfalls and oil supplies recovered in both Iraq and Norway.

CHARTER MSFCM

                                    [CHART]

                       Month ended             YTD ended
                      June 30, 2004          June 30, 2004
                    -----------------      -----------------
Currencies               -2.48%                -15.31%
Interest Rates           -0.49%                  0.92%
Stock Indices             0.00%                 -0.22%
Energies                 -4.16%                 -0.63%
Metals                    0.23%                 -0.55%



Note:Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:
.. Within the energy markets, previously recorded profits were given back by losses recorded from long futures positions in crude oil as prices reversed lower. The decrease in prices began following news that OPEC would move to increase its daily production quota. Further price decreases occurred after the U.S. Energy Information Administration reported that crude oil stocks increased to their highest level in nearly two years. Later in the month, prices dropped to two-month lows as Saudi Arabia signaled its readiness to cover any production shortfalls and oil supplies recovered in both Iraq and Norway.

.. The currency markets continued to prove difficult as losses were experienced primarily from short positions in the Japanese yen versus the U.S. dollar. Better-than-anticipated improvements in Japanese economic data encouraged market sentiment for the yen early in the month. The yen continued its rise later in the month in response to speculation that the Bank of Japan would move to raise interest rates amid further confirmation that Japan's economic recovery was on track. Additional sector losses resulted from crossrate positions in the euro versus the British pound and the Japanese yen.

..  In the global interest rate markets, short positions in European and U.S.
   interest rate futures experienced losses as prices reversed higher amid weaker-than-expected economic reports and diminished expectations for the Federal Reserve to maintain its aggressive policy towards tightening interest rates.

FACTORS INFLUENCING MONTHLY TRADING GAINS:
.. The Fund generated gains within the metals markets from short futures positions in zinc and copper. Short positions in zinc futures gained as prices fell amid expectations for reduced Asian demand. Meanwhile, short positions in copper futures benefited as prices drifted lower on news of increased supply from Chile.

CHARTER GRAHAM

                                    [CHART]

                    Month ended           YTD ended
                   June 30, 2004         June 30, 2004
                 ------------------    ------------------
Currencies            -1.16%               -5.93%
Interest Rates        -1.56%               -2.22%
Stock Indices         -0.04%               -1.28%
Energies              -1.62%                2.06%
Metals                -0.11%                0.96%
Agriculturals          0.36%                0.73%

Note:Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:
.. Within the energy markets, a portion of previously recorded profits was given back by losses recorded from long futures positions in crude oil and its related products as prices reversed lower. The decrease in prices began following news that OPEC would move to increase its daily production quota. Further price decreases occurred after the U.S. Energy Information Administration reported that crude oil stocks increased to their highest level in nearly two years. Later in the month, prices dropped to two-month lows as Saudi Arabia signaled its readiness to cover any production shortfalls and oil supplies recovered in both Iraq and Norway.

.. In the global interest rate markets, losses were incurred from short positions in U.S. and European interest rate futures as prices in both markets reversed higher on weaker-than-expected U.S. economic reports and the likelihood that the U.S. Federal Reserve would move slowly in raising interest rates.

.. The currency markets continued to prove difficult as losses were recorded from short Canadian dollar positions as the Canadian dollar rose on expectations that the Bank of Canada would follow the U.S. Federal Reserve in raising interest rates. Smaller currency losses were recorded from crossrate positions involving the euro, Japanese yen, British pound and Canadian dollar.

FACTORS INFLUENCING MONTHLY TRADING GAINS:
.. Within the agricultural markets, gains were recorded from short positions in cotton futures as prices trended lower amid technically-based selling, increased supply and light demand.

CHARTER MILLBURN

                                    [CHART]

                     Month ended            YTD ended
                    June 30, 2004         June 30, 2004
                  -----------------     -----------------
Currencies              -1.84%               -11.82%
Interest Rates          -1.86%                 1.19%
Stock Indices           -0.08%                -2.19%
Energies                -1.17%                 1.58%
Metals                  -0.29%                -0.96%
Agriculturals            0.02%                 0.12%

Note:Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:
.. In the global interest rate markets, long positions in Japanese interest rate futures experienced losses as prices decreased early in the month amid anticipation that the Bank of Japan would raise interest rates. Later in the month, additional losses were recorded from newly established short positions as prices rose following the Japanese central bank's decision to leave their interest rate policy unchanged. Additional losses stemmed from short positions in European interest rate futures as prices rallied on weaker-than-expected U.S. economic reports and the likelihood that the U.S. Federal Reserve would raise rates slowly.

..  In the currency markets, long positions in the Korean won versus the U.S.
   dollar incurred the sector's largest losses as the dollar's value moved higher amid expectations of an interest rate hike in the U.S. Short positions in the Singapore dollar against the U.S. dollar resulted in losses as the value of this Asian currency increased amid renewed optimism for a full economic recovery in Japan. Elsewhere in the currency markets, long positions in European currencies versus the U.S. dollar generated losses due to a rising U.S. dollar propelled by overall expectations for higher U.S. interest rates.

.. Within the energy markets, long positions in natural gas futures recorded losses as prices declined due to news of an anticipated decrease in future demand. Overall weakness in crude oil prices also contributed to the decline in natural gas prices.

.. In the metals markets, long futures positions in gold returned losses as prices were kept on the defense under pressure by a stronger U.S. dollar, weaker oil prices, and an overall general malaise in the precious metals complex. Long futures positions in copper contributed to sector losses as base metals prices declined in response to increased supply from Chile and overall weaker demand.

                      This page intentionally left blank.

MORGAN STANLEY CHARTER SERIES

STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED JUNE 30, 2004 (UNAUDITED)

                                   Morgan Stanley               Morgan Stanley               Morgan Stanley
                                Charter Campbell L.P.         Charter MSFCM L.P.          Charter Graham L.P.
                             --------------------------  ---------------------------  ---------------------------
                                          Percentage of                Percentage of                Percentage of
                                          June 1, 2004                 June 1, 2004                 June 1, 2004
                                            Beginning                    Beginning                    Beginning
                               Amount    Net Asset Value    Amount    Net Asset Value    Amount    Net Asset Value
                             ----------  --------------- -----------  --------------- -----------  ---------------
                                 $              %             $              %             $              %
REVENUES
Trading profit (loss):
  Realized                   (5,795,584)      (2.90)      (9,254,452)      (4.72)     (14,681,073)      (4.12)
  Net change in unrealized      (39,299)       (.02)      (5,519,203)      (2.82)        (495,919)       (.14)
                             ----------       -----      -----------       -----      -----------       -----
   Total Trading Results     (5,834,883)      (2.92)     (14,773,655)      (7.54)     (15,176,992)      (4.26)
Interest income (Note 2)        152,107         .08          152,465         .08          283,354         .08
                             ----------       -----      -----------       -----      -----------       -----
   Total Revenues            (5,682,776)      (2.84)     (14,621,190)      (7.46)     (14,893,638)      (4.18)
                             ----------       -----      -----------       -----      -----------       -----
EXPENSES
Brokerage fees (Note 2)       1,039,463         .52        1,020,364         .52        1,857,285         .52
Management fees (Note 2 & 3)    440,733         .23          326,517         .17          594,332         .16
                             ----------       -----      -----------       -----      -----------       -----
   Total Expenses             1,480,196         .75        1,346,881         .69        2,451,617         .68
                             ----------       -----      -----------       -----      -----------       -----
NET LOSS                     (7,162,972)      (3.59)     (15,968,071)      (8.15)     (17,345,255)      (4.86)
                             ==========       =====      ===========       =====      ===========       =====

                                   Morgan Stanley
                                Charter Millburn L.P.
                             --------------------------
                                          Percentage of
                                          June 1, 2004
                                            Beginning
                               Amount    Net Asset Value
                             ----------  ---------------
                                 $              %
REVENUES
Trading profit (loss):
  Realized                   (8,612,003)     (14.21)
  Net change in unrealized    6,139,448       10.13
                             ----------      ------
   Total Trading Results     (2,472,555)      (4.08)
Interest income (Note 2)         48,588         .08
                             ----------      ------
   Total Revenues            (2,423,967)      (4.00)
                             ----------      ------
EXPENSES
Brokerage fees (Note 2)         315,563         .52
Management fees (Note 2 & 3)    100,979         .17
                             ----------      ------
   Total Expenses               416,542         .69
                             ----------      ------
NET LOSS                     (2,840,509)      (4.69)
                             ==========      ======

MORGAN STANLEY CHARTER SERIES

STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED JUNE 30, 2004 (UNAUDITED)

                            MORGAN STANLEY                        MORGAN STANLEY                        MORGAN STANLEY
                         CHARTER CAMPBELL L.P.                  CHARTER MSFCM L.P.                    CHARTER GRAHAM L.P.
                 ------------------------------------  ------------------------------------  ----------------------------
                      UNITS         AMOUNT    PER UNIT      UNITS         AMOUNT    PER UNIT      UNITS         AMOUNT
                 --------------  -----------  -------- --------------  -----------  -------- --------------  -----------
                                      $          $                          $          $                          $
Net Asset Value,
 June 1, 2004    17,005,104.712  199,576,920   11.74   10,734,573.741  195,909,958   18.25   17,396,234.024  356,598,670
Net Loss               --         (7,162,972)   (.42)        --        (15,968,071)  (1.49)        --        (17,345,255)
Redemptions         (85,478.133)    (967,612)  11.32     (211,760.770)  (3,549,111)  16.76      (75,463.080)  (1,471,530)
Subscriptions     1,261,504.308   14,280,229   11.32      372,680.768    6,246,130   16.76      985,399.155   19,215,283
                 --------------  -----------           --------------  -----------           --------------  -----------

Net Asset Value,
 June 30, 2004   18,181,130.887  205,726,565   11.32   10,895,493.739  182,638,906   16.76   18,306,170.099  356,997,168
                 ==============  ===========           ==============  ===========           ==============  ===========

                                    MORGAN STANLEY
                                 CHARTER MILLBURN L.P.
                 -------- ----------------------------------
                 PER UNIT     UNITS        AMOUNT    PER UNIT
                 -------- -------------  ----------  --------
                    $                        $          $
Net Asset Value,
 June 1, 2004     20.50   6,084,667.476  60,588,071    9.96
Net Loss          (1.00)        --       (2,840,509)   (.47)
Redemptions       19.50    (261,042.672) (2,477,295)   9.49
Subscriptions     19.50     122,532.974   1,162,838    9.49
                          -------------  ----------

Net Asset Value,
 June 30, 2004    19.50   5,946,157.778  56,433,105    9.49
                          =============  ==========

  The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Charter Campbell L.P. ("Charter Campbell"), Morgan Stanley Charter MSFCM L.P. ("Charter MSFCM"), Morgan Stanley Charter Graham L.P. ("Charter Graham"), and Morgan Stanley Charter Millburn L.P. ("Charter Millburn") (individually, a "Partnership", or collectively, the "Partnerships") are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy and agricultural products (collectively, "futures interests").

  The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc. ("Morgan Stanley DW"). The clearing commodity brokers are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). The trading advisor for Charter MSFCM is Morgan Stanley Futures & Currency Management Inc. ("MSFCM"). Demeter, Morgan Stanley DW, MS & Co., MSIL and MSFCM are wholly-owned subsidiaries of Morgan Stanley.

  Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based on their proportional ownership interests.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)


USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures interests are open commitments until settlement date. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized profit
(loss) on open contracts from one period to the next in the statements of operations. Monthly, Morgan Stanley DW credits each Partnership with interest income on 100% of its average daily funds held at Morgan Stanley DW. In addition, Morgan Stanley DW credits each Partnership with 100% of the interest income Morgan Stanley DW receives from MS & Co. and MSIL with respect to such Partnership's assets deposited as margin. The interest rates used are equal to that earned by Morgan Stanley DW on its U.S. Treasury bill investments. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on forward contracts and other futures interests.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. Each Partnership pays a flat-rate monthly brokerage fee of 1/12 of 6.25% of the Partnership's Net Assets as of the first day of each month (a 6.25% annual rate). Such fees currently cover all brokerage commissions, transaction fees and costs and ordinary administrative and offering expenses.

OPERATING EXPENSES. Each Partnership incurs monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit at monthly closings held as of the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)

REDEMPTIONS. Limited partners may redeem some or all of their Units as of the last day of the sixth month following the closing at which a person first becomes a limited partner. Redemptions may only be made in whole Units, with a minimum of 100 Units required for each redemption, unless a limited partner is redeeming his entire interest in a particular Partnership.
Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on/or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may transfer their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISSOLUTION OF THE PARTNERSHIPS. Charter MSFCM will terminate on December 31, 2025 and Charter Campbell, Charter Graham and Charter Millburn will terminate on December 31, 2035 or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS

Each Partnership pays brokerage fees to Morgan Stanley DW as described in
Note 1. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co. and MSIL in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

Demeter, on behalf of Charter MSFCM and itself, entered into a management agreement with MSFCM to make all trading decisions for the Partnership. Charter MSFCM pays management and incentive fees (if any) to MSFCM.

--------------------------------------------------------------------------------
3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors are as follows:

Morgan Stanley Charter Campbell L.P.
  Campbell & Company, Inc.

Morgan Stanley Charter MSFCM L.P.
  Morgan Stanley Futures & Currency Management Inc.

Morgan Stanley Charter Graham L.P.
  Graham Capital Management, L.P.

Morgan Stanley Charter Millburn L.P.
  Millburn Ridgefield Corporation

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(concluded)

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. Charter MSFCM, Charter Graham and Charter Millburn each pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2% (a 2% annual rate) of the Partnership's Net Assets under management by each trading advisor as of the first day of each month.

  Charter Campbell pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2.65% (a 2.65% annual rate) of the Partnership's Net Assets under management as of the first day of each month.

INCENTIVE FEE. Each Partnership's incentive fee is equal to 20% of trading profits, paid on a quarterly basis for Charter MSFCM, and paid on a monthly basis for Charter Campbell, Charter Graham and Charter Millburn.

Trading profits represent the amount by which profits from futures, forwards and options trading exceed losses after brokerage and management fees are deducted. When a trading advisor experiences losses with respect to Net Assets as of the end of a calendar month, or calendar quarter with respect to Charter MSFCM, the trading advisor must recover such losses before that trading advisor is eligible for an incentive fee in the future.

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